Exhibit 7(b)

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT, is made and entered into as of May 17, 2021 (this “Agreement”), by and among John C. Malone (“JCM”), each of the stockholders listed on the signature page hereto (each of JCM and each stockholder a “Stockholder” and together the “Stockholders”), Discovery, Inc., a Delaware corporation (“RMT Partner”), AT&T Inc., a Delaware corporation (“Remainco”), and Magallanes, Inc., a Delaware corporation (“Spinco”).

RECITALS

WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner of the number of shares of RMT Partner Series A Common Stock and RMT Partner Series B Common Stock, in each case set forth opposite the Stockholder’s name on Schedule A hereto (together with such additional shares of Pre-Closing RMT Partner Voting Capital Stock that become Beneficially Owned by any Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof until the Expiration Date, the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, RMT Partner, Remainco, Spinco and Drake Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of RMT Partner, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Spinco (the “Merger”), with Spinco surviving the Merger as a wholly owned subsidiary of RMT Partner;

WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement at a meeting of the stockholders of RMT Partner (the “Stockholders Meeting”) duly called in accordance with the Merger Agreement, the stockholders of RMT Partner will vote upon (i) the Amended RMT Partner Charter (which vote will require the approval of (w) the shares of RMT Partner Series A-1 Preferred Stock, voting as a class; (x) the shares of RMT Partner Series C-1 Preferred Stock, voting as a class; (y) the shares of RMT Partner Series B Common Stock, voting as a class; and (z) the shares of Pre-Closing RMT Partner Voting Capital Stock, voting as a class); and (ii) the RMT Partner Share Issuance (which vote will require the approval of the shares of Pre-Closing RMT Partner Voting Capital Stock, voting as a class);

WHEREAS, the consummation of the transactions contemplated by the Merger Agreement is conditioned upon the approval of the Amended RMT Partner Charter and the RMT Partner Share Issuance;

WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) at the Charter Amendment Effective Time, RMT Partner will cause the Amended RMT Partner Charter to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Sections 242 and 245 and the other applicable provisions of the General Corporation Law of the State of Delaware and (ii) at the Effective Time, RMT Partner will consummate the RMT Partner Share Issuance;

WHEREAS, pursuant to the RMT Partner Charter Amendment, among other things, at the Charter Amendment Effective Time, each share of (i) RMT Partner Series A Common Stock issued and outstanding or held by RMT Partner as treasury stock shall be reclassified as, and be converted into, one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, designated as Series A Common Stock (the “Common Stock”), (ii) RMT Partner Series B Common Stock issued and outstanding or held by RMT Partner as treasury stock shall be reclassified as, and be converted into, one (1) validly issued, fully paid and non-assessable share of Common Stock, (iii) RMT Partner Series C Common Stock issued and outstanding or held by RMT Partner as treasury stock shall be reclassified as, and be converted into, one (1) validly issued, fully paid and non-assessable share of Common Stock, (iv) RMT Partner Series A-1 Preferred Stock issued and outstanding or held by RMT Partner as treasury stock shall be reclassified as, and be converted into 13.11346315 validly issued, fully paid and non-assessable shares of Common Stock and (v) RMT Partner Series C-1 Preferred Stock issued and outstanding or held by RMT Partner as treasury stock shall be reclassified as, and be converted into, such number of validly issued, fully paid and non-assessable shares of Common Stock as the number of shares of RMT Partner Series C Common Stock each such share of RMT Partner Series C-1 Preferred Stock would have been convertible into under the Existing RMT Partner Charter (including, the Series C-1 Preferred Certificate of Designations) in effect immediately prior to the Charter Amendment Effective Time;

WHEREAS, as a condition and inducement to the willingness of RMT Partner, Remainco and Spinco to enter into the Merger Agreement, Remainco and Spinco have required that the Stockholders enters into this Agreement, and the Stockholders desires to enter into this Agreement to induce Remainco and Spinco to enter into the Merger Agreement and to agree to certain exclusivity and related provisions included therein; and

WHEREAS, concurrently with the execution of this Agreement, Advance/Newhouse Programming Partnership and Advance/Newhouse Partnership (together, “Advance/Newhouse”), RMT Partner, Remainco and Spinco are entering into a Voting Agreement, dated as of the date hereof, pursuant to which Advance/Newhouse is agreeing to vote the shares of Pre-Closing RMT Partner Voting Capital Stock Beneficially Owned by it in favor of the approval of the Amended RMT Partner Charter and the RMT Partner Share Issuance on terms and subject to conditions similar to those set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.            Voting of Shares. From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date (the “Support Period”), at every meeting of holders of capital stock of RMT Partner called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the holders of capital stock of RMT Partner with respect to any of the following, the Stockholders shall (i) appear (in person, including virtually, or by proxy) at each such meeting (including every adjournment or postponement thereof) or otherwise cause all of the Subject Shares to be counted as present thereat for purposes of establishing a quorum and (ii) vote or cause to be voted all of the Subject Shares that each such Stockholder is entitled to vote:

(a)            in favor of the RMT Partner Share Issuance;

(b)            in favor of the RMT Partner Charter Amendment, including the share reclassifications and conversions, the board structure and all other terms set forth therein (and, in the event that the RMT Partner Charter Amendment is presented as more than one proposal, in favor of each such proposal);

(c)            in favor of the Transactions;

(d)            in favor of any proposal to adjourn or postpone such meeting of the RMT Partner’s stockholders to a later date if such adjournment or postponement is proposed in compliance with the provisions of Section 8.5 of the Merger Agreement;

(e)            against any RMT Partner Acquisition Proposal or any RMT Partner Superior Proposal (without regard to the terms of such RMT Partner Acquisition Proposal or RMT Partner Superior Proposal, as applicable); and

(f)            against any amendment of the Organizational Documents of RMT Partner (other than the RMT Partner Charter Amendment) or other action or agreement of RMT Partner, in each case for which the vote or consent of the applicable class of capital stock of RMT Partner is required to authorize such action or agreement, that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of RMT Partner under the Merger Agreement, (ii) result in any of the conditions to the consummation of the Transactions under the Merger Agreement or the Separation and Distribution Agreement not being fulfilled, or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the Transactions; provided, that Remainco has advised the Stockholders of such asserted effect set forth in clause (i), (ii) or (iii) in writing at least ten (10) Business Days prior to the applicable vote. In furtherance of the foregoing, RMT Partner shall notify Remainco of any action or consent of the holders of Series A-1 Preferred Stock or Series C-1 Preferred Stock proposed to be taken or given written consent pursuant to the Series A-1 or Series C-1 Preferred Certificate of Designations in writing at least twenty (20) Business Days prior to the applicable action or consent.

2.            Transfer of Shares. Each Stockholder agrees that, during the Support Period, other than the reclassification to be effected pursuant to the RMT Partner Charter Amendment and other than the RSU Transactions, such Stockholder will not, directly or indirectly, (i) sell, transfer, distribute, pledge, hypothecate, donate, assign, appoint or otherwise dispose of or encumber (“Transfer”) any of the Subject Shares; (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Subject Shares, (iv) enter into any agreement, arrangement or understanding with any Person, or take any other action, that would conflict with, restrict, limit, violate or interfere with the performance of such Stockholder’s representations, warranties, covenants and obligations hereunder, or (v) take any action that would reasonably be expected to restrict or otherwise adversely affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement; provided, that the death or incapacity of JCM shall itself not be a sale, transfer or disposition of any Subject Shares prohibited by this Section 2 (and in any such event, the proxy granted pursuant to the Zaslav Agreement shall not become operative) as long as JCM’s spouse, estate or any trust to which assets of JCM may be transferred upon his death or incapacity continues to own such Subject Shares and agrees to perform his obligations hereunder. Any Transfer in violation of this provision shall be void ab initio. RMT Partner agrees not to register the Transfer of any certificate or book-entry representing any Subject Shares on the books of RMT Partner unless such Transfer is made in compliance with this Agreement. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by any Stockholder in connection with the Transactions.

3.            Non-Solicitation. Each Stockholder hereby agrees, and agrees to cause his, her or its controlled Affiliates (which, for the avoidance of doubt, does not include RMT Partner) and its and their Representatives not to, take any action which, were it taken by RMT Partner or its Representatives, would violate Section 8.3 of the Merger Agreement, it being understood that any action in compliance with Section 8.3 of the Merger Agreement shall not be deemed a breach by any Stockholder of this Section 3.

4.            Additional Covenants of the Stockholders.

(a)            Further Assurances. From time to time and without additional consideration, each Stockholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as are reasonably necessary in order to perform its obligations under this Agreement.

(b)            Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the shares of capital stock of RMT Partner by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “shares of capital stock of RMT Partner” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

(c)            Notice of Acquisitions. Each Stockholder hereby agrees to notify RMT Partner, Remainco and Spinco in writing as promptly as practicable of the number of any additional shares of Pre-Closing RMT Partner Voting Capital Stock of which such Stockholder acquires Beneficial Ownership on or after the date hereof; provided, that any timely filing with the SEC by a Stockholder pursuant to Section 13 or Section 16 of the Exchange Act reporting any such acquisition shall constitute notice with respect to this Section 4(c).

(d)            Disclosure. Subject to reasonable prior notice (including reasonable opportunity to review and comment) provided to the Stockholders by RMT Partner, the Stockholders hereby authorize RMT Partner, Remainco and Spinco to publish and disclose in any announcement or disclosure required by the SEC, including in the Distribution Registration Statement, RMT Partner Registration Statement, Tender Offer Statement or Proxy Statement, the Stockholders’ identity and ownership of the Stockholders’ Subject Shares and the nature of the Stockholders’ obligations under this Agreement. Each Stockholder shall not be permitted to make any public statement regarding this Agreement, the Merger Agreement or the Transactions without the prior written consent of Remainco; provided, that the foregoing shall not restrict any Stockholder from making any disclosure or other public statement required to be made by such Stockholder under applicable Law, including any amendment filed with the SEC on Schedule 13D, so long as such Stockholder provides Remainco with reasonable prior notice (including reasonable opportunity to review and comment) on such disclosure.

5.            Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants as of the date hereof to RMT Partner, Remainco and Spinco, with respect to himself and his ownership of his Subject Shares as follows:

(a)            Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Other than as provided in the Merger Agreement and any filings by the Stockholder with the SEC, the execution, delivery and performance by the Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Transactions and other than pursuant to the Exchange Act, the Securities Act, the HSR Act or any other Regulatory Approvals required in connection with the Transactions.

(b)            No Conflicts. Neither the execution and delivery of this Agreement, nor the performance by the Stockholder of his obligations hereunder, nor compliance with the terms hereof, will violate, conflict with or result in a material breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder.

(c)            The Subject Shares. The Stockholder is the Beneficial Owner of, and has good and marketable title to, the Subject Shares set forth opposite the Stockholder’s name on Schedule A hereto, free and clear of any and all security interests, liens, encumbrances, equities, claims, options or limitations of whatever nature (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than pursuant to the Zaslav Agreement. As of the date hereof, the Stockholder does not Beneficially Own any shares of Pre-Closing RMT Partner Voting Capital Stock other than the Subject Shares set forth opposite the Stockholder’s name on Schedule A hereto. The Stockholder has, or will have at the time of the applicable meeting of holders of shares of capital stock of RMT Partner, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, such Subject Shares. None of the Subject Shares is subject to any voting trust, agreement, arrangement or restriction with respect to the voting of such Subject Shares, including without limitation the granting of any proxy or power of attorney with respect thereto, that would prevent or delay the Stockholder’s ability to perform his obligations hereunder. Other than the Zaslav Agreement and the RSU Transactions, there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite the Stockholder’s name on Schedule A hereto and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d)            Reliance by Remainco and Spinco. The Stockholder understands and acknowledges that RMT Partner, Remainco and Spinco are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(e)            Litigation. As of the date hereof, to the knowledge of the Stockholder, there is no action, proceeding or investigation pending or threatened in writing against the Stockholder that questions the validity of this Agreement or any action taken or to be taken by the Stockholder in connection with this Agreement.

(f)            No Other Arrangements. Other than as set forth in this Agreement, or as expressly granted pursuant to the terms of the Series A-1 or Series C-1 Preferred Certificate of Designations, the Stockholder does not have any agreements, arrangements or understandings of any kind with RMT Partner or any other Person (i) with respect to the Transfer or voting of the Subject Shares or the Transactions, (ii) that would conflict with, restrict, limit, violate or interfere with the performance of the Stockholder’s covenants and obligations hereunder or (iii) except for the arrangements referred to on Schedule 7.16 of the RMT Partner Disclosure Letter, in connection with the transactions contemplated by the Merger Agreement.

6.            Representations and Warranties of Other Parties.

(a)            RMT Partner represents and warrants to each Stockholder as follows: RMT Partner is a Delaware corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the Merger Agreement by RMT Partner and the consummation of the Transactions have been duly and validly authorized by the board of directors of RMT Partner, and no other corporate proceedings on the part of RMT Partner are necessary to authorize the execution, delivery and performance of this Agreement or the Merger Agreement by RMT Partner and, subject to receipt of the RMT Partner Stockholder Approval, the consummation of the Transactions. RMT Partner has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of RMT Partner enforceable against RMT Partner in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement by RMT Partner does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, in any material respect conflict with or violate any law applicable to RMT Partner or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Lien on any property of RMT Partner pursuant to, any agreement or other instrument or obligation binding upon RMT Partner or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than pursuant to the Exchange Act, the Securities Act, the HSR Act or any other Regulatory Approvals required in connection with the Transactions.

(b)            Remainco represents and warrants to each Stockholder as follows: Remainco is a Delaware corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the Merger Agreement by Remainco and the consummation of the Transactions have been duly and validly authorized by the board of directors of Remainco, and no other corporate proceedings on the part of Remainco are necessary to authorize the execution and delivery of this Agreement or the Merger Agreement by Remainco and, the consummation of the Transactions, other than such further action of the Remainco Board required, if applicable, to determine the structure of the Distribution, establish the Distribution Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement). Remainco has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Remainco enforceable against Remainco in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement by Remainco does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, in any material respect conflict with or violate any law applicable to Remainco or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Lien on any property of Remainco pursuant to, any agreement or other instrument or obligation binding upon Remainco or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than pursuant to the Exchange Act, the Securities Act or the HSR Act or any other Regulatory Approvals required in connection with the Transactions.

(c)            Spinco represents and warrants to each Stockholder as follows: Spinco is a Delaware corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the Merger Agreement by Spinco and the consummation of the Transactions have been duly and validly authorized by the board of directors of Spinco, and no other corporate proceedings on the part of Spinco are necessary to authorize the execution and delivery of this Agreement or the Merger Agreement by Spinco and the consummation of the Transactions. Spinco has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Spinco enforceable against Spinco in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement by Spinco does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, in any material respect conflict with or violate any law applicable to Spinco or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Lien on any property of Spinco pursuant to, any agreement or other instrument or obligation binding upon Spinco or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than pursuant to the Exchange Act, the Securities Act or the HSR Act or any other Regulatory Approvals required in connection with the Transactions.

7.            Stockholder Capacity. Notwithstanding anything to the contrary in this Agreement, each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the Beneficial Owner of Subject Shares and nothing herein is intended to or shall limit, affect or restrict any actions taken (or any failures to act) by a Stockholder in the Stockholder’s capacity as a director of RMT Partner. The taking of any actions (or any failures to act) by the Stockholder (including voting on matters put to the board of directors of RMT Partner or any committee thereof, influencing officers, employees, agents, management or the other directors of RMT Partner and taking any action of making any statement at any meeting of such board or any committee thereof) solely in the Stockholder’s capacity as a director of RMT Partner shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

8.            Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement, the term:

(a)            “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the Exchange Act, and the rules and regulations promulgated thereunder, as in effect from time to time; provided, that JCM will not be deemed to Beneficially Own any Subject Shares held by (i) his spouse or (ii) The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, unless and until JCM exercises his right of substitution and acquires such Subject Shares from The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, respectively.

(b)            “RSU Transactions” shall mean the sale of up to 6768 shares of RMT Partner Series A Common Stock by John C. Malone upon vesting of restricted stock units pursuant to a previously established 10b5-1 Plan.

(c)            “Zaslav Agreement” shall mean that certain letter agreement, dated as of February 13, 2014, from JCM to David Zaslav, filed as Exhibit 7(a) to Amendment No. 1 to Schedule 13D filed with the SEC on February 28, 2014 by JCM with respect to his shares of RMT Partner Common Stock.

9.            Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the date of the RMT Partner Stockholders Meeting, including any adjournments or postponements thereof, if the RMT Partner Stockholder Approval is not obtained at such meeting taken in accordance with the Merger Agreement, (iv) the date the parties to the Merger Agreement enter into a material amendment thereto without the prior written consent of the Stockholders (other than with respect to a Delayed RMT), (v) if the Triggering Event has occurred, upon a RMT Partner Change of Recommendation and (vi) the written agreement of the Stockholders, RMT Partner, Remainco and Spinco to terminate this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such termination shall relieve any party of any liability or damages to any other party resulting from any Willful Breach of this Agreement, (b) the provisions set forth in this Section 9, Section 5(f), Section 8 and Sections 11 through 22, inclusive, shall survive the termination of this Agreement and (c) the provisions set forth in Section 4(d) and Section 10 shall survive the termination of this Agreement until the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms.

10.            Specific Performance. The Stockholders acknowledges and agrees that (i) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (ii)  Remainco and Spinco are relying on such covenants in connection with entering into the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause Remainco and Spinco irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, the Stockholders, RMT Partner, Remainco and Spinco agree that the parties hereunder shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond), in addition to remedies at law or in damages, as a court of competent jurisdiction may deem necessary or appropriate to restrain the Stockholders from committing any violation of such covenants, obligations or agreements, and shall not oppose the granting of such relief on the basis that RMT Partner, Remainco or Spinco has an adequate remedy at law or in damages.

11.            Governing Law and Venue; Waiver of Jury Trial.

(a)            THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)            Each of the parties hereto agrees that: (i) he or it (as applicable) shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) he or it (as applicable) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) he or it (as applicable) waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) he or it (as applicable) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 16 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) he or it (as applicable) shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence any Proceeding or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 11(b).

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) HE OR IT (AS APPLICABLE) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) HE OR IT (AS APPLICABLE) MAKES THIS WAIVER VOLUNTARILY AND (IV) HE OR IT (AS APPLICABLE) HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11(C).

12.            Modification or Amendment. This Agreement may be amended, modified or supplemented only in writing by the parties hereto.

13.            Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

14.            Assignment. This Agreement shall not be assignable by operation of Law or otherwise, except that the obligations of the Stockholders under this Agreement may be assigned pursuant to the proviso in the first sentence of Section 2. Any assignment in contravention of the preceding sentence shall be null and void.

15.            No Third-Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied.

16.            Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties to one or more of the other parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (i) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by email; provided that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective parties at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 16:

(A)          if to RMT Partner to:

Discovery, Inc.
230 Park Avenue South
New York, New York 10003

Attn:	Bruce Campbell
Email:	bruce_campbell@discovery.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022

Attn:	Jeffrey J. Rosen Jonathan E. Levitsky Sue Meng
Email:	jrosen@debevoise.com
jelevitsky@debevoise.com
smeng@debevoise.com

(B)           if to a Stockholder to:

John C. Malone
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112

E-Mail:	mflessner@libertymedia.com

With a copy (which shall not constitute notice) to:

Sherman & Howard L.L.C.
633 Seventeenth Street

Suite 3000

Denver, CO 80202

Attn:	Steven D. Miller Jeffrey R. Kesselman
E-Mail:	smiller@shermanhoward.com
jkesselman@shermanhoward.com

(C)           if to Remainco or Spinco to:

AT&T Inc.
208 S. Akard St.
Dallas, Texas 75202

Attention:	SVP – Corporate Strategy and Development
Email:	sm3763@att.com

AT&T Inc.
208 S. Akard St.
Dallas, Texas 75202
Attention: Senior Executive Vice President and General Counsel
dm952g@att.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attn:	Eric M. Krautheimer Melissa Sawyer
Email:	krautheimere@sullcrom.com sawyerm@sullcrom.com

17.          Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such illegality, invalidity or unenforceability, except as a result of such modification, nor shall such illegality, invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

18.          Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

19.          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.          Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF) or by other electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

21.          Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

22.          No Ownership Interests. Nothing contained in this Agreement shall be deemed to vest in RMT Partner, Remainco or Spinco any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including RMT Partner, Remainco and Spinco, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DISCOVERY, INC.

By:
Name:
Title:

AT&T INC.

By:
Name:
Title:

By:
Name:
Title:

[Signature page to RMT Partner JM Voting Agreement]

[STOCKHOLDERS]

John C. Malone

John C. Malone 1995 Revocable Trust

John C. Malone, Trustee

Malone Discovery 2021 Charitable Remainder Unitrust

John C. Malone, Trustee

Malone CHUB 2017 Charitable Remainder Unitrust

John C. Malone, Trustee

[Signature page to RMT Partner JM Voting Agreement]

SCHEDULE A

Name of Stockholder	Number of shares of RMT Partner Series A Common Stock	Number of shares of RMT Partner Series B Common Stock
John C Malone 1995 Revocable Trust	2,000	5,923,019
Malone Discovery 2021 Charitable Remainder Unitrust	804,323	0
Malone CHUB 2017 Charitable Remainder Unitrust	300,000	0